EXHIBIT 10.34

Memorandum of Understanding

(1) The parties to this MOU are OxySure Systems, Inc., including its affiliates and subsidiaries (collectively, “OxySure”) and CardiaTech Holland, BV, including its affiliates and subsidiaries (collectively, “CardiaTech”).

(2) CardiaTech wishes to be a distributor of OxySure products (“OxySure Products”). OxySure wishes to be a distributor of CardiaTech products (“CardiaTech Products”).

(3) The Parties wish to enter into an MOU to set out the rights and responsibilities of each party, which MOU shall be valid until end of May 2010. On or before the expiry of the MOU, the Parties shall enter into formal distribution agreements setting out the final terms and conditions of each distribution agreement respectively. In case of any necessary regulatory approvals in any country or countries covered by this MOU, the term of the MOU will extend to three months after the date of approval solely for these countries, upon mutual, written consent of the Parties.

(4) During the term of the MOU, the Parties agree to protect each other, and to not engage in any discussions, directly or indirectly, related to distribution of the CardiaTech Products and the OxySure Products in the markets identified in and covered by this MOU. In fact, the parties agree that any discussion that arises in any of the identified markets, the Parties will immediately notify the other Party, and provide contact information and all other details regarding the discussion.

(5) OxySure intends to grant CardiaTech exclusive distribution rights to market the OxySure Products in certain initial countries (the “CardiaTech Initial Exclusivity Countries”), subject to volume requirements and the pricing schedules developed exclusively for CardiaTech (the “CardiaTech Pricing”). The CardiaTech Pricing is Annexure A herewith.

(6) The CardiaTech Initial Exclusivity Countries are: Holland, Belgium Denmark, Finland, Norway, Russia, Ukraine, Azerbaijan, Kazakhstan, Iran, UAE, Syria, Iraq, and Uzbekistan.

(7) The annual aggregate volume requirement for CardiaTech to maintain exclusivity for the CardiaTech Initial Exclusivity Countries is 10,000 units of the OxySure Model 615 or Model 615D per annum per country, or a total of 140,000 units for the CardiaTech Initial Exclusivity Countries. This volume requirement applies during the first 2 years. Thereafter the Parties shall re-evaluate and adjust the volume requirement based on market conditions.

(8) CardiaTech intends to grant OxySure exclusive distribution rights to market the CardiaTech Products in certain initial countries (the “OxySure Initial Exclusivity Countries”), subject to volume requirements and the pricing schedules developed exclusively for OxySure (the “OxySure Pricing”). The OxySure Pricing is Annexure B herewith.

(9) The OxySure Initial Exclusivity Countries are: USA, Canada and South Africa.

(10) The annual aggregate volume requirement for OxySure to maintain exclusivity for the OxySure Initial Exclusivity Countries is 5,000 units for the USA, 3500 units for Canada and 1500 units for South Africa, of the CardiAid CT0207 AED per annum per country, or a total of 10,000 units for the CardiaTech Initial Exclusivity Countries. This volume requirement applies during the first 2 years. Thereafter the Parties shall re-evaluate and adjust the volume requirement based on market conditions.

(11) CardiaTech shall obtain CE Marking and any other necessary regulatory approval for any market it intends to enter with the OxySure Products. The costs of such regulatory efforts shall be borne by CardiaTech. OxySure shall provide its best efforts to assist CardiaTech in such activities and provide any and all information related thereto.

(12) OxySure shall obtain US FDA Approval, Canadian FDA Approval and approval by the South African Medicines Council to market the CardiaTech Products in the USA, Canada and South Africa, respectively. The costs of such regulatory efforts shall be borne by OxySure. CardiaTech shall provide its best efforts to assist OxySure in such activities and provide any and all information related thereto.

(13) All IP related to automated defibrillation equipment, jointly developed by the Parties, shall inure to CardiaTech.

(14) All IP related to catalytic oxygen processes and equipment, jointly developed by the Parties, shall inure to OxySure.

(15) The rights and obligations set out in this Agreement shall be governed by and construed in accordance with the substantive Laws of Switzerland. Any dispute involving the meaning, interpretation, performance or any alleged violation of the provisions of the Agreement which cannot be settled by discussion and amicable accord shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce (the “ICC”) in force as of the date of commencement of the arbitration proceedings by three (3) arbitrators. Each Party shall designate one (1) arbitrator and the two arbitrators thus appointed shall designate the Chairman of the tribunal by mutual consent within thirty (30) days after the date on which the appointment of the second arbitrator is notified to the first arbitrator by the ICC, failing which upon the request of either of the Parties, the Chairman of the tribunal shall be designated by the ICC as promptly as practicable. In designating arbitrators hereunder, the ICC shall designate persons fulfilling the ICC requirement of independence, who have experience with international business disputes, and who are competent in the English language. The arbitration proceedings shall take place in Switzerland and shall be conducted in the English language. The decision of the arbitrators shall be made by the majority. The arbitrators shall not have the power to alter, amend, or add to the provisions of this Agreement. The decision of the arbitrators shall be final and binding upon the Parties.

(16) The provisions of this Agreement shall be binding upon the legal successors, assigns and subsidiaries of each of the Parties.

Execution:

IN WITHNESS WHEREOF, this Agreement is drawn up and signed on this 16th day of November, 2009 by the authorized representatives of the Parties.

Signed:	/s/ M. Dost	Signed:	/s/ Julian Ross
	Mr. M. Dost, Chairman & CEO		Mr. J. Ross, Chairman & CEO
	Cardiatech Holland, BV		OxySure Systems, Inc.
Date:	November 16, 2009	Date:	November 16, 2009

Annexure A
All prices are Unit Prices FOB Frisco  Texas USA

Model 615, Base Systems:
$ 160

OxySure will show maximum efforts to apply $ 140 for Model, in case of a frame order between 5,000 to 10,000 units.

Model 615, Cartridges:
$ 72

Model 615, Disposable
$ 110

Annexure B
CardiAid

The Parties mutually agree that the prices of the CardiAid Products shall be based on buying volumes as written below and the delivery term shall be ExWorks from the address below:

Combel Eolane Z.A., Ste Elisabeth, B.P. 92, 71304, Montceau-les-Mines Cedex, France.

a)  The prices in the second line of the table shall be the valid buying prices.

Unit Price for CardiAid CT0207 AED	€ 675,00
Unit Price for CardiAid CT0207T Trainer Unit	€ 245,00

At the end pf each calendar quarter, OxySure will receipt a quarterly Rebate of € 25,00 for each CardiAid CT0207, provided that OxySure has sold at least 1,250 units of CardiAid CT0207 during that quarter.

b) The prices above covers CardiAid AED, Electrodes, Battery, Emergency Set and Protection Bag. The prices of the optional accessories are listed as follows:

CardiAid CT0207W Wall Mount	€ 30,00

c) The prices of the spare parts and stand-alone accessories are as follows:

CardiAid CA-4BP Battery Pack	€ 30,00
CardiAid CA10-ES Electrodes	€ 25,00
CardiAid CT0207ET Trainer Electrodes	€ 16,00
CardiAid CT0207EK Emergency Kit	€ 15,00
CardiAid CT0207P Protection Bag	€ 25,00
CardiAid CT0207L Lithium Button Cell Battery	€ 5,00

d) The minimum order quantity per delivery for the CardiAid Products shall be as follows:

CardiAid AED	12 units
CardiAid CT0207W Wall Mount	8 units
CardiAid CA-4BP Battery Pack	12 units
CardiAid CA10-ES Electrodes	20 units
CardiAid CT0207ET Trainer Electrodes	20 units
CardiAid CT0207EK Emergency Kit	20 units
CardiAid CT0207P Protection Bag	5 units
CardiAid CT0207L Lithium Button Cell Battery	10 units